As filed with the Securities and Exchange Commission on March 16, 2015

Registration No. 333-55836

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-1574463
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

305 Gregson Drive Cary, North Carolina	27511
(Address of Principal Executive Offices)	(Zip Code)

THE PANTRY, INC. 1998 STOCK OPTION PLAN

THE PANTRY, INC. 1999 STOCK OPTION PLAN

(Full title of the plans)

Darrell Davis

President

The Pantry, Inc.

305 Gregson Drive

Cary, North Carolina 27511

(919) 774-6700

(Name, address and telephone number, including area code, of agent for service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, which was originally filed on February 16, 2001 (file no. 333-55836) (the “Registration Statement”) to register a total of 5,100,000 shares (the “Shares”) of the common stock, $0.01 par value per share (the “Company Common Stock”) of The Pantry, Inc., a Delaware corporation (the “Company”), pursuant to the The Pantry, Inc. 1998 Stock Option Plan and the The Pantry, Inc. 1999 Stock Option Plan (collectively, the “Plans”), is being filed to deregister all of the Shares not yet issued in connection with the Plans.

The Company has entered into an Agreement and Plan of Merger, dated as of December 18, 2014, by and among the Company, Couche-Tard U.S. Inc., a Delaware corporation (“Parent”), and CT-US Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub has been merged with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”). In connection therewith, each issued and outstanding share of Company Common Stock (other than shares (a) owned by the Company as treasury stock or owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent or (b) held by a stockholder who has properly exercised and perfected such holder’s appraisal rights under Section 262 of the General Corporation Law of the State of Delaware) was converted into the right to receive, in respect of each share of Company Common Stock, $36.75 in cash, without interest and subject to applicable withholding.

Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by deregistering all Shares that were registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina on this 16th day of March, 2015.

THE PANTRY, INC.

By:	/s/ Darrell Davis
Darrell Davis
President

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